EXHIBIT 99.1
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                               PRESS RELEASE


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                                                     For Information Contact:
                                                           J. Kimbrough Davis
                                                     Executive Vice President
                                                      Chief Financial Officer
                                                               (850) 671-0610

                                                                 News Release
                                       For Immediate Release February 4, 2005

   Capital City Bank Group Signs Agreement to Acquire First Alachua Banking
                                  Corporation


TALLAHASSEE, FL -- Capital City Bank Group, Inc. (Nasdaq: CCBG), announced the signing of a definitive agreement to acquire First Alachua Banking Corporation ("FABC"), headquartered in Alachua, Florida. FABC's wholly-owned subsidiary, First National Bank of Alachua ("FNBA") has $229 million in assets, seven offices located in Alachua County -- Gainesville (three), Alachua, High Springs, Jonesville, Newberry -- and an eighth office in Hastings, Florida, which is located in St. Johns County. FABC also has a mortgage lending office in Gainesville and a financial services division.

Subject to certain potential adjustments, FABC shareowners will receive $2,847.04 in cash and 71.176 shares of CCBG common stock for each of the 10,186 shares of FABC common stock issued and outstanding. Based on Capital City's closing market price on Nasdaq on February 2, 2005, this cash and stock combination equaled aggregate consideration of $58.2 million.

The acquisition, which is subject to regulatory approval, the approval of FABC shareowners and other customary closing conditions, is scheduled to close mid-year 2005. Excluding one-time, merger-related expenses, the transaction is expected to be $.02 per share dilutive in 2005 and $.01 to $.02 per share accretive in 2006.

Capital City Bank Group, Inc. President and Chief Executive Officer William
G. Smith, Jr., said, "First National Bank of Alachua has a strong history of serving its clients for over 97 years. First National's senior management and associates have done a tremendous job of providing quality products and services to their clients and we look forward to them joining the Capital City team. We will continue to build on the strong legacy of community service provided by First National Bank. Their commitment to clients will only be enhanced by the additional financial products and services offered by Capital City."

The completion of this acquisition marks a significant expansion for Capital City in north central Florida. Capital City Bank has several offices in neighboring counties surrounding Gainesville, including Bell, Bronson, Chiefland, Fanning Springs, Keystone Heights, Palatka, Starke, Trenton and Williston. The acquisition of FABC will increase Capital City's assets to $2.6 billion.

"Our customers will continue to receive the high-quality, hometown service they are accustomed to receiving from our staff," said Jerry M. Smith, President and Chairman of the Board of FABC and FNBA. "For nearly 100 years, we have provided excellent service to our customers and I am confident this commitment will continue under the Capital City name. They have built their company around customer service and have an unprecedented commitment to relationship banking."

About First Alachua Banking Corporation
First Alachua Banking Corporation is a financial services company and the parent company of First National Bank of Alachua which was established in 1908. First National is headquartered in Alachua, Florida and has assets totaling $229 million in eight offices in north central Florida. The Bank offers its clients a variety of services including deposit services, loans, ATMs, credit card merchant services, investment services, mortgage lending and business accounts. First National Bank of Alachua's website is fnba.net.

About Capital City Bank Group, Inc.
Capital City Bank Group, Inc. is a $2.4 billion financial services company headquartered in Tallahassee, Florida, providing traditional deposit and credit services, asset management, trust, mortgage banking, bankcards, data processing, and securities brokerage services. Founded in 1895, Capital City Bank has 60 banking offices, five mortgage lending offices, 75 ATMs, and 11 Bank 'N Shop locations in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc. visit us on the Web at www.ccbg.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The matters discussed in this press release, that are not historical facts, contain forward-looking information with respect to strategic initiatives. Such forward-looking statements are based on current plans and expectations, which are subject to a number of uncertainties and risks that have been described in Capital City Bank Group's annual report on Form 10-K for the fiscal year ended December 31, 2003, and the Company's other filings with the Securities and Exchange Commission. These uncertainties and risks could cause future results to differ materially from those anticipated by such statements.